EXHIBIT 99.1

news release

Media Contacts

Jim Trainor

Vice President

Corporate Communications

SIRVA, Inc.

630.468.4828 (work)

630.334.7865 (cell)

Patricia Corby

Vice President

Strategic Bus. Development

Executive Relocation Corp.

248.341.1724 (work)

313.282.7220 (cell)

Shawn Platt

Vice President

Communications

LaSalle Bank Corp.

312.904.7240 (work)

312.907.2862 (cell)

FOR IMMEDIATE RELEASE

SIRVA to Acquire Executive Relocation Corporation from LaSalle Bank Corporation for $100 million

Acquisition combines two highest-quality relocation providers

CHICAGO, November 9, 2004 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced that it has signed a definitive agreement to acquire employee relocation management and consulting firm Executive Relocation Corporation from Standard Federal Bank, N.A., a subsidiary of LaSalle Bank Corporation, for $100 million. LaSalle Bank Corporation is a subsidiary of ABN AMRO Bank N.V., one of the world’s largest banks.

The transaction brings together two growing and highly respected full-service relocation solutions firms that together service many of the Fortune 500 companies with the highest quality ratings in the industry.

“This strategically important acquisition significantly strengthens our position in the industry,” said Brian Kelley, president and CEO of SIRVA.  “Executive Relocation fits very well with the SIRVA vision to be the world’s best relocation company. Their experienced  leadership

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team and world-class customer service will help us achieve our ‘Relocation Redefined’ strategy.

“This is good news for employees of both companies, our corporate and individual customers, the Allied, North American and Global van line agents and our shareholders.”

“Since our founding in 1966, we have been providing world-class, customer-focused relocation services, and joining SIRVA will further enhance our ability to meet and exceed our customers’ expectations,” said David Motherwell, president and CEO of Executive Relocation.  “Executive Relocation is ecstatic to be aligned with a parent organization sharing our customer-focused philosophy and vision for global growth.”

Highlighting the synergies in customer service satisfaction, Motherwell pointed out that combined Executive Relocation and SIRVA will hold #1 rankings in customer satisfaction for nine of the past 10 years as reported by an independent survey conducted for the relocation industry.

Executive Relocation’s senior management team and employees will remain in place and will report to Bob Rosing, president of SIRVA Relocation.  It is currently expected that all 160 employees will stay in their present jobs.

“What attracted us to Executive Relocation is their well-respected management team, quality of employees, exceptional customer-service model, strong client base, and values and principles that closely align with SIRVA’s,” Rosing said. “We’re very excited to have Executive Relocation join us at SIRVA.”

It is expected the acquisition will close, subject to customary closing conditions, by the end of the year.  Executive Relocation will operate within SIRVA Relocation’s North American Relocation segment.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance.  SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers.  The company operates in more than 40 countries with approximately 8,000 employees and an extensive network of agents and other service providers.  SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.

About Executive Relocation

As an acknowledged leader in the corporate relocation industry, Executive Relocation has set the standard for client-focused relocation service, and has been furnishing its Fortune 1000 clients with a full complement of consulting, departure, destination and international services for over thirty-eight years.  Executive’s mission of providing the highest level of quality relocation services was recently evidenced with dual #1 rankings in customer service for both relocating employees and clients in the both the Ninth and Tenth Annual Nationwide Relocating Employee Survey© and the Domestic Relocation Program Managers Survey©, conducted by Trippel Survey and Research. Executive Relocation is headquartered in Chicago, Illinois, and currently employs approximately 160 relocation professionals.  Executive operates customer service centers in Chicago; Troy, Michigan; St. Louis, Missouri; and Shelton, Connecticut; with additional business development centers located in Illinois, Connecticut, Michigan, Texas, and California.

For more information regarding Executive Relocation, visit

www.executiverelocation.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries.  There can be no assurance that future developments affecting us will be those anticipated by management.  These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business-Investment Considerations” and other risks described in our 2003 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

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